Exhibit 99.1

EXECUTION COPY

AGREEMENT TO PURCHASE SHARES IN VIMPELCOM LIMITED

THIS DEED OF AGREEMENT (the “Share Purchase Agreement” or the “Agreement”) is made on 26 October 2012

BETWEEN:

(1)	Bertofan Investments Limited, a company organized and existing under the laws of Cyprus, whose registered office is 12 Mykinon Street, Lavinia Court, 6th Floor, 1065 Nicosia, Cyprus (the “Seller”); and
(2)	Altimo Coöperatief U.A., a cooperative with excluded liability (coöperatie) incorporated under the laws of the Netherlands, whose registered office is at Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands (the “Purchaser”).

WHEREAS:

(A)	The Seller is the legal and beneficial owner of 123,600,000 convertible preferred shares (the “Sale Shares”), par value US$0.001 per share, in the capital of VimpelCom Ltd., a company incorporated under the laws of Bermuda (the “Company”); and
(B)	The Seller has agreed to sell and the Purchaser has agreed to buy the Sale Shares on the terms and subject to the conditions of this Agreement.

NOW THIS DEED WITNESSETH as follows:

1.	INTERPRETATION
1.1	In this Agreement capitalised terms not otherwise defined shall have the following meanings:

“Affiliate” means, in respect of any person, a person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

“Business Day” means a day on which banks are open for business in each of London, England, Amsterdam, Netherlands, Hamilton, Bermuda, Kyiv, Ukraine and Nicosia, Cyprus;

“Completion” means completion of the sale and purchase of the Sale Shares, in accordance with Clause 4;

“Encumbrances” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third party claim, debenture, option, right of refusal, right to acquire, right of pre-emption or other third party right or interest of any kind, assignment by way of security, trust arrangement for the purpose of providing security or other security interests of any kind, including retention arrangements or other encumbrances and any agreement or arrangement to create any of the foregoing or having a similar effect, whether granted for the purpose of security or not; provided that, for avoidance of doubt, it is understood and agreed that as used in this Agreement, the term "Encumbrance" does not mean or include any limitation on the Purchaser's rights (including, without limitation, any rights to vote shares or transfer shares of the Company) with respect to the Sale Shares that arise from the Memorandum of Association or Bye-laws of the Company, or any shareholder or similar agreement that the Purchaser (or any of its Affiliates) may have entered into in respect of the Company's equity capital with the Company or any third party. Further, the term "Encumbrance" does not mean or include any limitations or other restrictions on transfer of, or rights to vote, securities arising from applicable law or any Proceeding.

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“Governmental Authority” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing in each case, in any jurisdiction;

“Party” means a party hereto, and a reference to a Party shall include any permitted assignee or successor to such party in accordance with this Agreement;

“Proceedings” means any proceeding, suit or action arising out of or in connection with this Agreement or its subject matter (including its validity, formation at issue, effect, interpretation, performance or termination) or any transaction contemplated by this Agreement;

“Registered Agent” means MQ Services Ltd., the Secretary of the Company in Bermuda;

“Transaction” means the acquisition by the Purchaser of the Sale Shares; and

“Warranties” means the warranties contained in Clause 5 and “Warranty” means any one of them.

1.2	In this Agreement, except where the context otherwise requires:
(a)	a reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;
(b)	a reference to a “person” shall be construed so as to include any individual, firm, company, joint venture, unincorporated association or partnership, trust, government, governmental body, authority or agency (whether or not having separate legal personality), and a reference to a person includes a reference to that person’s successors and assigns;
(c)	a reference to a day is to a calendar day, and to a time of the day is to London time;
(d)	a reference to “dollars” or to “US$” shall be construed as references to the lawful currency for the time being of the United States of America;
(e)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

(f)	a reference to any law or enactment (including in this Clause 1 ) includes references to:

(i)	that law or enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after signature of this Agreement);
(ii)	any law or enactment which that law or enactment re-enacts (with or without modification); and
(iii)	any subordinate legislation or regulation made (before or after signature of this Agreement) under any law or enactment, as re-enacted, amended, extended or applied, as described in paragraph (i) above, or under any law or enactment referred to in paragraph (ii) above, and “law” and “enactment” includes any legislation in any jurisdiction; and

(g)	words importing the singular include the plural and vice versa, and words importing a gender include every gender.
2.	SALE AND PURCHASE OF THE SALE SHARES
2.1	On and subject to the provisions of this Agreement, at Completion the Seller shall sell, and the Purchaser shall purchase, the Sale Shares free and clear from all Encumbrances, together with all rights attaching to them as at Completion, including any right to receive dividends, distributions or any return of capital declared, made or paid with effect from Completion.
2.2	The Purchaser and the Seller hereby confirm that in accordance with this Agreement they are obliged to complete the purchase and sale of all and not less than all of the Sale Shares simultaneously.
3.	CONSIDERATION
3.1	The consideration for the sale and purchase of the Sale Shares shall be the sum of US$217,536,000 (two hundred seventeen million five hundred thirty six thousand US dollars) (the “Purchase Price”) to be paid in cash at or prior to Completion in accordance with Clause 4.3.
3.2	If any payment is made by the Seller, or by any person on its behalf, in respect of any breach of any provisions of this Agreement by the Seller, such payment shall, so far as possible, be treated as a reduction of the Purchase Price.
4.	COMPLETION
4.1	Unless otherwise agreed in writing by the Parties, Completion will take place on the second Business Day following the date that the Purchaser notifies the Seller that it is prepared to make payment of the Purchase Price, provided, however, that Completion shall not take place on a date that is later than the date that is 60 calendar days following the date of this Agreement (the “Completion Date”). For the avoidance of doubt, it is understood and agreed that if the Purchase Price is not paid on or prior to the date that is 60 calendar days following the date of this Agreement, the Agreement shall terminate and be of no further effect and the Seller shall have no obligation thereafter to sell or transfer the Sale Shares pursuant to this Agreement.
4.2	On the Completion Date, the Seller shall:

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(a)	cause to be delivered to the Registered Agent (with a copy to Purchaser) (i) instruments of transfer in respect of the Sale Shares duly completed in favour of the Purchaser, in the form attached hereto as Schedule 1, (ii) an instruction letter in the form attached hereto as Schedule 2, and (iii) original stock certificate(s) representing the Sale Shares; and
(b)	procure that the Registered Agent provides a certified copy of the register of members of the Company reflecting the Transaction to the Purchaser and the Seller and such other persons as the Purchaser or the Seller may nominate.
4.3	On or prior to the Completion Date, the Purchaser shall pay the Purchase Price into the account of the Seller set forth in Schedule 3 (Seller's Account Details), by electronic transfer of funds for same day value.
4.4	The obligation of each of the Seller and the Purchaser to perform each of the actions described in the foregoing provisions of this Clause 4 is deemed to be conditional on the performance by the Purchaser and the Seller, respectively, of each of its obligations therein. If any of the foregoing provisions of this Clause 4 is not fully complied with, the Purchaser, in the case of non-compliance by the Seller, or the Seller in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages) by written notice to the other, served on such date to elect not to proceed with the transactions set out herein whereupon the provisions of Clause 4.5 shall apply.

4.5	This Clause 4.5 shall apply only in the circumstances referred to in Clause 4.4. Where this Clause applies, this Agreement, other than Clauses 1 (Interpretation), 6 (Notices), 7 (Assignment), 8 (Costs and Expenses), 9 (Invalidity), 10 (Third party rights), 11 (Counterparts), 12 (Variation and Waiver), 13 (Entire Agreement), 15 (Governing law), 16 (Dispute Resolution), 17 (Agent for Service of Process), and 19 (Payments) shall automatically terminate with immediate effect and each Party's rights and obligations other than those specified above shall cease immediately on termination. Such termination shall not affect the rights and obligations of any Party existing before termination.

5.	WARRANTIES
5.1	Each Party hereby warrants to and agrees with the other Party as of the date hereof and as of Completion as follows:
(a)	such Party has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement;
(b)	this Agreement has been duly and validly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors’ rights and remedies generally and by general equitable principles (whether applied by a court of law or equity);
(c)	such Party’s execution, delivery and performance of this Agreement and consummation of the Transaction does not and will not, with or without the giving of notice or the lapse of time or both, violate, conflict with or constitute a default or breach under any provision of: (i) the memorandum or articles of association (or equivalent documents) of such Party or (ii) any law, regulation, court order or award of an arbitral tribunal to which such Party is subject, or (iii) any agreement or instrument to which such Party is a party or by which it is bound (other than, with respect to (ii) and (iii) only, those violations, conflicts, defaults or breaches of agreements or instruments that would not, or would not be reasonably expected to, have, individually or in the aggregate, a material adverse effect on the Transaction or on such Party’s ability to consummate its obligations hereunder); and

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(d)	such Party is not required to obtain any consent, permission, waiver, allowance, declaration, registration, authorisation, license, certificate, or other approval from, or required to make any filing or notification with, any Governmental Authority with competent jurisdiction or pursuant to any law or regulation (each, an “Authorisation”) in connection with or necessary for its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for any such Authorisation, the lack of which would not, or would not be reasonably expected to, have, individually or in the aggregate, a material adverse effect on the Transaction or on such Party’s ability to consummate its obligations hereunder.
5.2	The Seller hereby warrants to and agrees with the Purchaser as of the date hereof as follows:
(a)	The Seller is the sole beneficial and legal owner of the Sale Shares, free and clear of any Encumbrances and, upon giving effect to Completion, the Purchaser shall have sole and exclusive beneficial and legal ownership of the Sale Shares, free and clear of any Encumbrances; and
(b)	the Seller has not, nor has any of its Affiliates or any person acting on its or their behalf engaged in any directed selling efforts (as defined in Rule 902 of Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”)) with respect to the Sale Shares.
5.3	The Purchaser warrants to and agrees with the Seller that the Purchaser is acquiring the Sale Shares for its own account for investment purposes only and not with a view to, or for, sale or resale in connection with, any public distribution of the Sale Shares or any interest therein nor with any present intention of selling, distributing or otherwise disposing of any of the Sale Shares. The Purchaser: (a) understands that the Sale Shares are not, and will not be, registered under the Securities Act, or any other applicable securities law of the United States of America and may not be offered or sold unless the Sale Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (b) is not a “U.S. person,” as such term is defined in Rule 902 of Regulation S, and is not acquiring any of the Sale Shares for the account or benefit of any U.S. person (as so defined), and (c) acknowledges and agrees that the offer and sale of the Sale Shares by the Seller to the Purchaser has taken place in an “offshore transaction” (as defined in Rule 902 of Regulation S) outside of the United States of America and any of its territories and possessions, and has executed this Agreement outside of the United States of America and any of its territories or possessions.
5.4	Each of the Warranties is separate and independent and except as expressly provided to the contrary in this Agreement is not limited:
(a)	by reference to any other Warranty; or
(b)	by anything in this Agreement or any other document referred to herein.

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6.	NOTICES
6.1	Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be:
(a)	in writing in the English language;
(b)	signed by or on behalf of the Party giving it; and
(c)	delivered personally by hand or courier (using an internationally recognised courier company), or sent by first class post (or by airmail if overseas) with recorded delivery, or by facsimile, to the Party due to receive the Notice, to the address or fax number and for the attention of the relevant Party set out in this Clause 6 (or to such other address and/or for such other person's attention as shall have been notified to the giver of the relevant Notice and become effective (in accordance with this Clause 6) prior to dispatch of the Notice).

6.2	In the absence of evidence of earlier receipt, any Notice served in accordance with Clause 6.1 shall be deemed given and received:

(a)	in the case of personal delivery by hand or courier, at the time of delivery at the address referred to in Clause 6.4;

(b)	in the case of first class post or airmail with recorded delivery, at the time of the first attempt of delivery; or
(c)	in the case of facsimile, when confirmation of its successful transmission has been recorded by the sender's fax machine.
6.3	For the purposes of this Clause 6:

(a)	all times are to be read as local time in the place of deemed receipt; and
(b)	if deemed receipt under this Clause is not within business hours (meaning 9:00 a.m. to 5:30 p.m. Monday to Friday on a day that is not a public holiday in the place of receipt), the Notice is deemed to have been received at 9:00 a.m. on the next Business Day in the place of receipt.
6.4	The addresses of the Parties for the purpose of this Clause 6 are as follows:

The Seller:

Address: 12 Mykinon Street, Lavinia Court, 6th Floor, 1065 Nicosia, Cyprus

Fax: +357-22-766-022

For the attention of: Director of the Seller

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The Purchaser:

Address: Teleportboulevard 140, 1043EJ Amsterdam, the Netherlands

Fax: +31 20 6447011

For the attention of: Yuri V. Musatov

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
40 Bank Street
London E14 5DS
United Kingdom

Telephone: +44 20 7519 7000

Fax: +44 20 7519 7070

For the attention of: Lorenzo Corte and Pranav Trivedi

6.5	Any Party may notify the other Party of any change to its name, address or facsimile number for the purpose of this Clause 6 , provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take effect; or
(b)	if no date is so specified or the date specified is less than three Business Days after which such notice was given (or deemed to be given), the fourth Business Day after the notice was given or deemed to be given.
6.6	A notice or other communication required to be given under or in connection with this Agreement shall not be validly given if sent by email.
7.	ASSIGNMENT
7.1	None of the rights or obligations under this Agreement may be assigned or transferred by a Party without the prior written consent of the other Party.
7.2	In the event of an assignment or transfer in accordance with Clause 7.1, the liability of a Party in respect of any claim or any liability arising out of or in connection with this Agreement howsoever arising shall be in each case no greater than it would otherwise have been had any such assignment or transfer not occurred.

7.3	Except as expressly permitted by this Clause 7, any assignment or purported assignment of the whole or any part of the rights and obligations of this Agreement shall be void.

7.4	This Agreement shall be binding on and inure to the benefit of each Party and any subsequent successors or permitted transferees or assignees.
8.	COSTS AND EXPENSES
8.1	Save as otherwise expressly provided in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other documents mentioned herein.

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9.	INVALIDITY
9.1	If at any time any provision of this Agreement shall be held by a court of competent jurisdiction or by a competent arbitral tribunal appointed pursuant to Clause 16 to be illegal, void, invalid or unenforceable in whole or in part under any enactment or rule of law in any jurisdiction, then:

(a)	such provision shall:
(i)	to the extent that it is illegal, void, invalid or unenforceable be given no effect and shall be deemed not to be included in this Agreement; and
(ii)	not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement;

(b)	the Parties shall use all reasonable endeavours to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the Parties under this Agreement.
10.	THIRD PARTY RIGHTS
10.1	The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement, by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.
10.2	Without limitation to the provisions of Clause 10.1 or any benefits conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Act 1999, the Parties may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of any third party.

11.	COUNTERPARTS

This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

12.	VARIATION AND WAIVER
12.1	Each of the obligations, covenants, Warranties, indemnities and undertakings given to the Purchaser set out in this Agreement which is not fully performed at Completion shall not be affected by Completion, except to the extent waived or released by a specific and duly authorised written waiver or release by the Purchaser.
12.2	No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties (or their successors in interest). The expression “variation” shall, in each case, include any variation, supplement, deletion or replacement however effected.

12.3	Any waiver or any right or default hereunder shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of this Agreement or of any provision hereof will be effective unless it is in writing and signed by the Party against whom such waiver is sought to be enforced.

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12.4	Any delay by any person in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.
13.	ENTIRE AGREEMENT
13.1	This Agreement and the documents and instruments delivered in connection therewith contain the entire agreement and understanding between the Parties relating to the transactions contemplated by this Agreement, subject to modification or waiver in accordance with this Agreement, and supersede all previous agreements, understandings or arrangements (whether express, implied, oral or written (whether or not in draft form)) between the Parties relating to the Transaction, which shall cease to have any further force or effect.
13.2	Each of the Parties acknowledges that in entering into this Agreement it has agreed not to rely on any representation, warranty, collateral contract, undertaking or other assurance (except those Warranties and undertakings expressly set out in this Agreement) made by or on behalf of the other Party before the signature of this Agreement including during the course of negotiating this Agreement. Each of the Parties waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract, undertaking or other assurance, provided that nothing in this Clause shall limit or exclude any liability for fraud or fraudulent misrepresentation.
14.	FURTHER ASSURANCE

Without prejudice to any other provision of this Agreement, each of the Seller and the Purchaser shall, on being required to do so by the other, do or procure the doing of all such acts and/or execute or procure the execution of such documents as such other Party may from time to time reasonably require in order to vest any of the Sale Shares in the Purchaser or as otherwise may be necessary to implement and give full effect to this Agreement.

15.	GOVERNING LAW
15.1	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, English law.

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16.	DISPUTE RESOLUTION

16.1	Any dispute, controversy or claim (including non-contractual claims, disputes or differences) (a “Dispute”) arising out of or in connection with this Agreement or its subject matter, including any question regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement, shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration (“LCIA Rules”) of the London Court of International Arbitration (“LCIA Court”), which LCIA Rules are deemed to be incorporated by reference into this clause. In the event of any conflict between the LCIA Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail. There shall be three arbitrators, and the Parties agree that one arbitrator shall be nominated by each of the Seller and the Purchaser for appointment by the LCIA Court in accordance with the LCIA Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. The seat or place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. For the avoidance of doubt, the Parties acknowledge and agree that a court of any jurisdiction where the assets of a party against which enforcement of such arbitral award is sought may be found is a court of competent jurisdiction, including, without limitation, the Courts of Bermuda, and the Parties irrevocably consent to the non-exclusive jurisdiction in any such court in respect of any proceeding to enforce such arbitral award.
16.2	Where a Dispute arises out of or in connection with this Agreement and any other dispute arises out of or in connection with this Agreement, which disputes, in the reasonable opinion of the first arbitral tribunal to be appointed in respect of any of the disputes (the “First Panel”), are so closely connected that it is fair and expedient for them to be resolved in the same proceedings, the First Panel may, upon application by any Party, order that the proceedings to resolve one dispute will be consolidated with those to resolve any other dispute (whether or not proceedings to resolve such other dispute have yet been instituted). If the First Panel so orders, the Parties to each dispute which is a subject of their order will be treated as having consented to that dispute being finally decided:
(a)	by the First Panel, unless the LCIA Court decides that this panel would not be suitable; and
(b)	in accordance with the procedure specified in this Agreement pursuant to which the First Panel was appointed, unless otherwise agreed by the Parties to the consolidated proceedings or ordered by the First Panel, and each Party hereby waives any right to object to the constitution of the First Panel upon such consolidation on the grounds that it was not entitled to nominate an arbitrator.

16.3	The arbitral tribunal’s powers shall include the power to award specific performance and injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction. Each party to the arbitration proceeding retains the right to seek interim, provisional or conservatory measures in accordance with Clause 16, and any such request shall not be deemed incompatible with the agreement to arbitrate or constitute a waiver of the right to arbitrate.

16.4	Except for arbitration proceedings pursuant to Clause 16, no action, lawsuit or other proceeding (other than proceedings for the confirmation or enforcement of an arbitration award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement. Each party irrevocably waives any right to seek determination of any question of law arising in the course of arbitration from the Commercial Court in London, England (the “Commercial Court”). Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the Commercial Court and any claim that any such action, suit or proceeding brought in the Commercial Court has been brought in any inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against another Party in any other jurisdiction in a manner not inconsistent with this Section 16.4.

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17.	AGENT FOR SERVICE OF PROCESS
17.1	Each Party which is not a company incorporated in England and Wales shall at all times maintain an agent for service of process in England. Each Party irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom (each such entity or any replacement agent appointed pursuant to Clause 17.3, the “Agent”) as its agent for such purpose.

17.2	Without prejudice to any other permitted mode of service, each Party agrees that service of any claim form, notice or other document for the purpose of any Proceedings begun in England shall be duly served upon it if served on the Agent in any manner permitted by the Civil Procedure Rules, whether or not it is forwarded to the Party.
17.3	If for any reason the Agent appointed by any Party at any time ceases to act as such, such Party shall promptly appoint another agent and promptly notify the other Party of the appointment and the new agent's name and address. If the Party concerned does not make such an appointment within seven (7) Business Days of such cessation, then the other Party may do so on its behalf.
17.4	Notwithstanding the forgoing provisions of this Clause 17, a document which starts, or is otherwise required to be served in connection with, any Dispute (a “Process Document”) may be served in the same manner as Notices in accordance with Clause 6. This Clause does not prevent a Process Document being served in any other manner permitted by applicable law.

18.	INDEMNITY
18.1	The Seller and the Purchaser (as the case may be, the “Indemnifying Party”) will indemnify, defend, save and hold the other (the “Indemnified Party”) harmless from and against any and all cost, loss, liability, damages, judgment or expense (including reasonable attorneys’ fees and expenses and other reasonable costs and expenses incidental to any Proceeding) (“Loss”) actually incurred or sustained by the Indemnified Party as a result of (a) any breach of any Warranty given or made by the Indemnifying Party in this Agreement or (b) the non-compliance with or non-performance of any agreement, obligation or covenant of the Indemnifying Party thereunder; provided that:
(a)	the Indemnifying Party shall have no liability in respect of any claim unless written notice describing the nature of such claim shall have been given to the Indemnifying Party by the Indemnified Party in accordance with Clause 6 within 12 months of the Completion Date, provided that there shall be no time limit for the Purchaser serving a notice of claim for breach of the Warranty set out in Clause 5.2(a);

(b)	the Indemnified Party shall not be entitled to be paid in full more than once in respect of any Loss arising out of the same subject matter (regardless of whether it pursues an indemnity claim under Clause 18.1, or resorts to any other remedy allowed under Clause 18.6);
(c)	if any potential claim shall arise by reason of a liability which is contingent only, then the Indemnifying Party shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual; and
(d)	the Indemnifying Party shall have no liability in respect of (i) any claim for indirect, special or consequential damages or loss of profit, or (ii) that portion of the Loss arising under a claim which is the direct result of the Indemnified Party's failure to take actions, which were reasonably available to it, to mitigate the consequences of such claim.

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18.2	Promptly after service of notice of any Proceedings by any third person in any matter in respect of which indemnity may be sought from a Party pursuant to this Agreement, the Indemnified Party in receipt of the claim shall promptly notify the Indemnifying Party of the receipt thereof. Failure to give such notice promptly shall not relieve the Indemnifying Party of its obligation hereunder; provided, however, that if such failure to give notice promptly adversely affects the ability of the Indemnifying Party to defend such claims or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification to which the Indemnified Party will be entitled shall be reduced to the amount which the Indemnified Party would have been entitled to receive had such notice been timely given.
18.3	Unless the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party elects to assume the defence of any such Proceedings or settlement thereof (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defence (and in no event later than twenty (20) days following the aforesaid notice)), the Indemnified Party shall assume the defence of any such Proceedings or settlement thereof. In any event, such defence shall be conducted expeditiously (but with due regard for obtaining the most favourable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnifying Party or Indemnified Party, as the case may be, shall be advised promptly of all developments.
18.4	If the Indemnifying Party assumes the defence, the Indemnified Party will have the right to participate fully in any such Proceedings and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense, unless (a) the Indemnifying Party shall have agreed to the retention of such counsel or (b) the named parties to any such Proceedings (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No settlement of a claim, admission of liability, agreement or compromise in respect of a claim by either the Seller or the Purchaser shall be made without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.
18.5	Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defence of any such Proceedings (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such matter) to the extent that a claimant in the Proceedings seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party and the Indemnified Party shall have the right to settle such matter without the prior written consent of the Indemnifying Party unless such settlement involves the payment of money, in which event the required prior written consent shall not be unreasonably withheld or delayed.
18.6	After Completion, save in the case of fraud or fraudulent misrepresentation, the indemnification provided in this Article 18 shall be the sole and exclusive remedy of any Party for any claim for breach of Warranty (other than claims for specific performance), and the Parties hereby waive any and all other remedies, including rescission of this Agreement and any and all such other remedies as may be provided by applicable law.
18.7	The aggregate liability of each Party in respect of any and all claims, whether pursuant to this Section 18 or otherwise, arising on or after Completion under this Agreement shall not exceed the Purchase Price.

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19.	PAYMENTS
19.1	Any amount payable under this Agreement by one Party to another shall (other than expressly provided in this Agreement) be made in full and shall be free and clear of deduction or withholding of any kind other than any deduction or withholding required by applicable law.
19.2	If a Party is required by applicable law to make a deduction or withholding from any payment to another Party under this Agreement (other than a payment of interest), that Party shall pay such sum as will, after the making of any such deduction or withholding, leave the recipient of the payment with the same amount as it would have received had no deduction or withholding been made.

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 IN WITNESS whereof this Deed has been duly executed the day and year first before written

Bertofan Investments Limited

/s/Kiriacos Karandokis

Name: Kiriacos Karandokis

Office: Director

in the presence of:                            )

Witness:

Signature: /s/Karolyna Artemi

Name: Karolyna Artemi

Address: 12 Mykinon Street, Lavinia Court,

6th floor, 1065 Nicosia, Cyprus

Occupation: Senior Corporate Administrator

Altimo Coöperatief U.A.

/s/Franz Wolf

Name: Franz Wolf

Office: Director

in the presence of:                            )

Witness:

Signature: /s/Yuri Mikhailenko

Name: Yuri Mikhailenko

Address: 902 Summer Dreams,

Majestic Ocean Plaza, Gibraltar

Occupation: Asset Manager

Altimo Coöperatief U.A.

/s/Alexandra van Haaften

Name: Alexandra van Haaften

Office: Managing Director B

in the presence of:                            )

Witness:

Signature: /s/Lars van Marreio

Name: Lars van Marreio

Address: Teleportboulevard 140

1043EJ Amsterdam

the Netherlands

Occupation: Relationship Manager

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